CERTIFICATE OF AMENDMENT
                                     OF
                        CERTIFICATE OF INCORPORATION
                                     OF
                   KANSAS CITY SOUTHERN INDUSTRIES, INC.
                      ______________________________

     Kansas City Southern Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

     FIRST, That at a meeting of the Board of Directors of Kansas City Southern Industries, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring the amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. Said amendment:

          Add a new Article "SIXTEENTH" which shall read as follows:

               SIXTEENTH. To the fullest extent permitted by the General Corporation Law of the State of Delaware and any amendments thereto, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     SECOND, That, thereafter, pursuant to resolution of its Board of Directors, the regular annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and the Certificate of Incorporation (including the necessary number of shares of each class of stock, where class votes were required) were voted in favor of the amendment.

     THIRD, That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH, That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said Kansas City Southern Industries, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Robert E. Zimmerman, its Senior Vice President, and Sherry K. Cooper, its Assistant Secretary, this 12th day of May, 1987.

                              By:  /s/ Robert E. Zimmerman
ATTEST:                             Senior Vice President

[CORPORATE SEAL]              By:  /s/ Sherry Cooper
                                    Assistant Secretary
STATE OF MISSOURI   )
                    ) ss.
COUNTY OF JACKSON   )

     BE IT REMEMBERED that on this 12th day of May, 1987 personally came before me, a Notary Public in and for the county and state aforesaid, ROBERT
E. ZIMMERMAN, a Senior Vice President of Kansas City Southern Industries, Inc., a corporation of the State of Delaware, and he duly executed said Certificate before me and acknowledged the said Certificate to be his act and deed and the act and deed of said Corporation and the facts stated therein are true; and that the seal affixed to said Certificate and attested by the Assistant Secretary of said Corporation is the common or corporate seal of said Corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year last above written.

                              /s/ Irene Paulhe
                              Notary Public

[SEAL]